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                                                                       Exhibit 8


                      [LETTER HEAD OF HALE AND DORR LLP.]




                             August 25, 2000


Board of Trustees
Morgan Grenfell Investment Trust, on behalf of Municipal
 Bond (a Series of Morgan Grenfell Investment Trust)
885 Third Avenue
New York, NY 10022

Board of Trustees
BT Investment Funds, on behalf of Intermediate Tax Free
 (a Series of BT Investment Funds)
One South Street
Baltimore, MD 21202

Dear Members of the Boards of Trustees:

     This opinion is being delivered to you in connection with the filing of the proxy statement and prospectus on Form N-14 (the "Proxy Statement") relating to the acquisition by Municipal Bond ("Acquiring Fund"), a series of Morgan Grenfell Investment Trust ("MG Trust"), of all of the assets of Intermediate Tax Free ("Acquired Fund"), a series of BT Investment Funds ("BT Trust"), in exchange solely for (i) the assumption by Acquiring Fund of certain scheduled liabilities of Acquired Fund (the "Acquired Fund Liabilities") and (ii) the issuance of the Institutional class of voting shares of beneficial interest of Acquiring Fund (the "Acquiring Fund Shares") to Acquired Fund, followed by the distribution by Acquired Fund, in liquidation of Acquired Fund, of the Acquiring Fund Shares to the shareholders of Acquired Fund in exchange for their Acquired Fund Shares of beneficial interest (the "Acquired Fund Shares") and the termination of Acquired Fund (the foregoing together constituting the "transaction"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In rendering this opinion, we have examined and relied upon (i) the combined prospectus for Acquiring Fund and certain other Morgan Grenfell mutual funds, dated February 28, 2000, (ii) the combined statement of additional information for Acquiring Fund and certain other investment portfolios of the MG Trust, dated February 28, 2000, (iii) the prospectus for Acquired Fund, dated January 31, 2000, (iv) the statement of additional information for Acquired Fund, dated January 31, 2000, (v) the Proxy
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Board of Trustees
Morgan Grenfell Investment Trust
BT Investment Funds
August 25, 2000
Page 2


Statement, (vi) the Agreement and Plan of Reorganization, made as of August 3, 2000 among MG Trust on behalf of Acquiring Fund and BT Trust on behalf of Acquired Fund (the "Agreement"), (vii) the representation letters delivered to Hale and Dorr LLP on behalf of Acquiring Fund and Acquired Fund relevant to this opinion (the "Representation Letters") and (viii) such other documents as we deemed necessary or relevant to our analysis.

     In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents and that the transaction will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Representation Letters are, on the date hereof, and will be, at the consummation of the transaction, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is, and at the consummation of the transaction will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

  The conclusions expressed herein represent our judgment regarding the proper treatment of certain aspects of the transaction affecting Acquiring Fund, Acquired Fund and the shareholders of Acquired Fund under the income tax laws of the United States based upon the Code, case law, Treasury Regulations, and the rulings and other pronouncements of the Internal Revenue Service (the "Service") in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the consummation of the transaction or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the consummation of the transaction in the application or interpretation of the income tax laws of the United States.

     Our opinion represents our best judgment regarding how a court would decide if presented with the issues addressed herein and is not binding upon the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance on such opinion will not be challenged by the Service and does not constitute any representation or warranty that such position, if so challenged, will not be rejected by a court.

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Board of Trustees
Morgan Grenfell Investment Trust
BT Investment Funds
August 25, 2000
Page 3


     This opinion addresses only the specific United States federal income tax consequences of the transaction set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, or other tax consequences that may result from the transaction or any other action (including any action taken in connection with the transaction). We express no opinion regarding the tax consequences of the transaction to shareholders of Acquired Fund that are subject to special tax rules.

     On the basis of and subject to the foregoing and in reliance upon the representations, facts and assumptions described above, we are of the opinion that:

          (a) The acquisition by Acquiring Fund of all of the assets of Acquired Fund solely in exchange for the issuance of Acquiring Fund Shares to Acquired Fund and the assumption of the Acquired Fund Liabilities by Acquiring Fund, followed by the distribution by Acquired Fund, in liquidation of Acquired Fund, of Acquiring Fund Shares to Acquired Fund shareholders in exchange for their Acquired Fund Shares and the termination of Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a) of the Code. Acquiring Fund and Acquired Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          (b) No gain or loss will be recognized by Acquired Fund upon (i) the transfer of all of its assets to Acquiring Fund solely in exchange for the issuance of Acquiring Fund Shares to Acquired Fund and the assumption of the Acquired Fund Liabilities by Acquiring Fund and (ii) the distribution by Acquired Fund of such Acquiring Fund Shares to the shareholders of Acquired Fund.

          (c) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Acquired Fund solely in exchange for the issuance of Acquiring Fund Shares to Acquired Fund and the assumption of the Acquired Fund Liabilities by Acquiring Fund.

          (d) The basis of the assets of Acquired Fund acquired by Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of Acquired Fund immediately prior to the transfer.

          (e) The tax holding period of the assets of Acquired Fund in the hands of Acquiring Fund will, in each instance, include Acquired Fund's tax holding period for those assets.

          (f) The shareholders of Acquired Fund will not recognize gain or loss upon the exchange of all of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the transaction.

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Board of Trustees
Morgan Grenfell Investment Trust
BT Investment Funds
August 25, 2000
Page 4


          (g) The basis of the Acquiring Fund Shares received by the Acquired Fund shareholders in the transaction will be the same as the basis of the Acquired Fund Shares surrendered in exchange therefor.

          (h) The tax holding period of the Acquiring Fund Shares received by Acquired Fund shareholders will include, for each shareholder, the tax holding period for the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as capital assets on the date of the exchange.

     No opinion is expressed or implied regarding the federal income tax consequences to Acquiring Fund, Acquired Fund or Acquired Fund shareholders of any conditions existing at the time of, effects resulting from, or other actions relevant to the transaction, including but not limited to the tax consequences of any withdrawals by Acquired Fund from Intermediate Tax Free Portfolio, except as expressly set forth above.

     This opinion is being delivered to you solely in connection with the Proxy Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and further consent to the use of our name in the Proxy Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                  Very truly yours,

                              /s/ Hale and Dorr LLP